UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 1)

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EXPLANATORY NOTE

This Amendment No. 1 (this "Amendment") amends the definitive proxy statement furnished in connection with the solicitation of proxies by the Board of Directors of Corpay, Inc. (the "Company"), filed with the U.S. Securities and Exchange Commission ("SEC") on April 26, 2024 (the "2024 Proxy Statement"). The 2024 Proxy Statement was filed in connection with the Company’s 2024 Annual Meeting of Shareholders to be held on Thursday, June 6, 2024, including any adjournment or postponement thereof (the "Annual Meeting").

This Amendment revises certain descriptions in the 2024 Proxy Statement of the treatment of certain equity awards upon a change in control of the Company. The Company reexamined such descriptions in the 2024 Proxy Statement and determined that the amendments described below are advisable to clarify that the treatment of equity awards upon a change in control of the Company remains as a “double trigger,” as was described in previous years’ proxy statements.

In particular, 2024 Proxy Statement disclosure regarding the potential vesting of certain equity compensation awards originally indicated that such awards were subject to “single trigger” vesting (generally automatically vesting upon the occurrence of a change in control), as opposed to the actual acceleration provisions, which operate as a “double trigger” (generally requiring that not only a change in control occur, but also a failure by the surviving company to continue the award following the change in control or a qualifying employment termination within two years after the change in control). The original 2024 Proxy Statement suggested that the previous “double trigger” acceleration provision had been amended in 2023, when in fact, the change in control-related acceleration provisions were not amended and remain the same as they were in 2022.

In addition, the table included in the original 2024 Proxy Statement under the heading “Potential Payments Upon Termination or Change in Control” inaccurately reflected that certain equity compensation awards would automatically accelerate upon a change in control (consistent with a “single trigger” acceleration provision, as opposed to the “double trigger” provision that continues to apply to all outstanding equity compensation awards). These tables have been revised in this amended filing to reflect that no equity award acceleration automatically occurs upon a change in control, consistent with the continuing “double trigger” feature that generally would accelerate the awards only if such awards are not continued by the surviving company following the change in control or upon a qualifying termination occurring within two years after a change in control.

This Amendment should be read in conjunction with the 2024 Proxy Statement. Except as described in this Amendment, this Amendment does not modify, amend, supplement or otherwise affect the 2024 Proxy Statement.

AMENDMENT TO 2024 PROXY STATEMENT

The following disclosure replaces the first paragraph under the heading "Compensation Discussion and Analysis – Other Compensation and Benefits – Employment Agreements and Offer Letters; Severance and Change-in-Control Benefits" on page 46 of the 2024 Proxy Statement as follows:

“We entered into an employment agreement with our CEO in 2010. We have also entered into offer letter agreements with each of our other NEOs, other than Ms. Vickery. Pursuant to Mr. Clarke’s agreement and, with respect to our other NEOs, our historical practice, in the case of an NEO’s termination under specific circumstances, they will be entitled to certain severance payments. These severance benefits are discussed below in “Potential Payments Upon Termination or Change in Control.” We provide severance compensation if certain NEOs are terminated without cause to attract and retain qualified executive talent, and, with respect to change in control benefits, to incentivize such NEOs to act in the best interests of our shareholders in the face of a transaction even if they may be terminated as a result. In 2023, after considering market practices, the compensation committee approved a modest increase to the severance compensation payable to our NEOs, other than Mr. Clarke, upon a termination without cause from six months of salary and benefits to one year of salary and benefits. The compensation committee also determined to amend the vesting conditions with respect to our equity compensation awards, other than Mr. Clarke’s 2021 CEO Performance Option, so that they will partially vest in connection with retirement, death, or disability, as discussed further below in “Potential Payments Upon Termination or Change in Control.” Such awards continue to be subject to “double trigger” change in control provisions.”

The following disclosure replaces the first paragraph under the heading “2023 Named Executive Officer Compensation – Potential Payments Upon Termination or Change in Control – Employment Agreements, Severance and Change of Control Benefits – Equity Awards” on page 57 of the 2024 Proxy Statement as follows:

“Our NEOs also have rights under outstanding equity awards (other than Mr. Clarke’s 2021 CEO Performance Option), which will accelerate as follows: (1) if there is a change in control and (a) the award is not continued in full force and effect or there is no assumption or substitution of the award (as described in the applicable award agreement) in connection with such change in control or (b) the NEO is terminated without cause (as defined in the 2010 Plan) or resigns for good reason (as defined in the 2010 Plan) within two years following the change in control, unvested equity awards will accelerate (a “double trigger”); (2) in the event of retirement, death or disability, all unvested equity awards that are scheduled to vest in the year in which the retirement, death or disability occurs will vest (with the remainder being forfeited).”

The following disclosure replaces the paragraph, table and footnotes under the heading “2023 Named Executive Officer Compensation – Potential Payments Upon Termination or Change in Control – Quantification of Potential Payments” on page 58 of the 2024 Proxy Statement as follows:

“The following table shows the potential payments to the NEOs upon a termination of employment in various circumstances, including in connection with a change in control. In preparing the table, we assumed the triggering event occurred on December 29, 2023 (the last business day of fiscal 2023).

Name	Severance Amount ($)(1)	Accelerated Vesting of Equity Awards ($)(2)	Benefits ($)(3)	Total ($)
Ronald F. Clarke
Termination without cause	$1,800,000	–	$25,620	$1,825,620
Termination for good reason or termination without cause following a change in control	$1,800,000	$20,045,214	$25,620	$21,870,834
Change in control	–	–	–	–
Death or disability/Retirement	–	–	–	–
Tom Panther
Termination without cause	$400,000	–	$14,734	$414,374
Termination without cause following a change in control	$445,000	$3,167,587	$14,734	$3,627,321
Termination for good reason following a change in control	–	$3,167,587	–	$3,167,587
Change in control	–	–	–	–
Death or disability/Retirement	–	$1,385,552	–	$1,385,552
Alissa B. Vickery(4)
Termination without cause	$300,000	–	–	$300,000
Termination without cause following a change in control	$330,000	$936,701	–	$1,266,701

Termination for good reason following a change in control	–	$936,701	–	$936,701
Change in control	–	–	–	–
Death or disability/Retirement	–	$577,792	–	$577,792
Armando L. Netto(5)
Termination without cause	$503,091	–	$15,580	$518,671
Termination without cause following a change in control	$589,524	$6,932,427	$15,580	$7,537,531
Termination for good reason following a change in control	–	$6,932,427	–	$6,932,427
Change in control	–	–	–	–
Death or disability/Retirement	–	$4,833,573	–	$4,833,573
Alan King
Termination without cause	$450,000	–	$27,245	$477,245
Termination without cause following a change in control	$517,500	$7,867,553	$27,245	$8,412,298
Termination for good reason following a change in control	–	$7,867,553	–	$7,867,553
Change in control	–	–	–	–
Death or disability/Retirement	–	$4,223,257	–	$4,223,257

(1) For Mr. Clarke, represents 150% of his then-current annual base salary and any accrued vacation. For Mr. Panther, Ms. Vickery, Mr. Netto and Mr. King, represents one year of their then-current annual base salary.
(2) Under our 2010 Plan and the stock option, restricted share and restricted stock unit agreements with each named executive officer, all awards are subject to double trigger vesting in the event of a change in control. The treatment of such awards in the event of certain other terminations of employment is described above under the heading “Equity Awards.” The value shown above with respect to a change in control represents the value of the unvested options, restricted shares and restricted stock units held by the named executive officers at December 29, 2023, assuming a value of $282.61 per share, the closing price of our common stock on the New York Stock Exchange on December 29, 2023 (the last business day of 2023), for which vesting would be accelerated. The value shown above with respect to death, disability and retirement represents the value of the portion of the awards that are scheduled to vest in the year in which the retirement, death or disability occurs, which portion would vest upon such events. For options with an exercise price above the closing price of our common stock on December 29, 2023, accelerated vesting value was assumed as zero.
(3) Represents payment of medical, dental and vision benefits for 12 months.
(4) The Company does not hold an offer letter or other individual agreement with Ms. Vickery. For purposes of this disclosure, we have assumed that Ms. Vickery would receive cash severance compensation similar to other non-CEO named executive officers.

(5) As Mr. Netto is based in Brazil, his cash compensation is denominated in Brazilian Real. All cash amounts for Mr. Netto have been converted to U.S. dollars at an average exchange rate of $1 to R$4.9915 for 2023.”

* * * *

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 6, 2024

The Notice and 2024 Proxy Statement, this Amendment and the Annual Report are available free of charge on our website at investor.corpay.com under Financials, and at http://www.proxyvote.com.

This Amendment is being filed with the SEC and furnished to shareholders on May 30, 2024.
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